As filed with the Securities and Exchange Commission on July 11, 2012

Registration No. 333-59749

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on

Form S–1

Registration Statement No. 333-59749

UNDER

THE SECURITIES ACT OF 1933

P.F. CHANG’S CHINA BISTRO, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-0815086
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

7676 East Pinnacle Peak Road

Scottsdale, Arizona 85255

(Address, including Zip Code, Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Richard L. Federico

Chief Executive Officer

P.F. Chang’s China Bistro, Inc.

7676 East Pinnacle Peak Road

Scottsdale, Arizona 85255

(480) 888-3000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Michael E. Lubowitz, Esq.

Douglas P. Warner, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Approximate date of commencement of proposed sale to the public:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by P.F. Chang’s China Bistro, Inc., a Delaware corporation (the “Company”), removes from registration all securities registered under the following registration statement (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-1 (No. 333-59749), pertaining to the registration of 4,150,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), which was filed with the Commission on July 24, 1998.

On May 1, 2012, the Company entered into an Agreement and Plan of Merger with Wok Parent LLC, a Delaware limited liability company (“Parent”), and Wok Acquisition Corp., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Parent, as amended by Amendment No. 1, dated as of June 22, 2012, providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and an indirect wholly-owned subsidiary of Parent. The Merger became effective at 8:12 a.m., Eastern Time, on July 2, 2012 (the “Effective Time”), pursuant to the Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each Share issued and outstanding immediately prior to the Merger (other than Shares held by (i) the Company, Parent, Purchaser or any subsidiary of the Company or Parent or (ii) holders who properly exercise their appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware) was converted into the right to receive $51.50, net to the seller in cash, without interest thereon and less any required withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 11th day of July, 2012.

P.F. CHANG’S CHINA BISTRO, INC.

By:	/s/ Mark D. Mumford
Name: Mark D. Mumford
Title: Chief Financial Officer

Pursuant to the requirements of Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form     S-1 has been signed by the following persons on this 11th day of July, 2012 in the capacities indicated.

Signature	Title

/s/ Richard L. Federico Richard L. Federico	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Mark D. Mumford Mark D. Mumford	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Jason Mozingo Jason Mozingo	Director

/s/ Amar Doshi Amar Doshi	Director

/s/ Jeffrey Long Jeffrey Long	Director